EXHIBIT 99.1

LIVE NATION CLOSES ACQUISITION OF OCESA, THE THIRD LARGEST PROMOTER
GLOBALLY AND LEADING LIVE ENTERTAINMENT COMPANY IN MEXICO,
FURTHER GROWING BUSINESS IN LATIN AMERICA

LOS ANGELES and MEXICO CITY, December 6, 2021 — Live Nation Entertainment (NYSE: LYV), the world’s leading live entertainment company, has closed its previously announced acquisition of a 51% controlling interest in OCESA Entretenimiento, a leading promoter in Latin America. The move grows Live Nation’s business in Latin America, expanding its global live entertainment platform as well as allowing the company to better service artists who travel the world to play to their increasingly global fan base.

One of the most prominent live events businesses globally, OCESA promotes thousands of events for millions of fans in a typical year across Mexico and Colombia and has a robust business portfolio in ticketing, sponsorship, food & beverage, merchandise, and venue operation with 13 premier venues across Mexico. OCESA’s primary ticketing business, Ticketmaster Mexico, is a leading ticketing company in Mexico, with around 20 million tickets sold annually.

“As we continue to bring shows back around the world, we’re excited to officially welcome OCESA into Live Nation,” said Michael Rapino, President and CEO, Live Nation Entertainment. “Alex and the OCESA team are incredible at what they do and together we look forward to creating even more amazing live experiences across Mexico and Latin America.”

“This strategic agreement extends the already successful relationship we have with Live Nation and we are very proud to take it to the next level," said Alejandro Soberón Kuri, Chairman of the Board and Chief Operating Officer of CIE. “We are very excited to finally join forces with Michael and his team. Together with the world leader, we will continue to add value and growth to the business, bringing the best entertainment to Mexico and Latin America.”

Live Nation acquired OCESA from CIE (BMV: CIE), a prominent player in the live entertainment industry in Latin America, and Grupo Televisa (NYSE: TV), the largest media company in the Spanish-speaking world, for an aggregate purchase price of MXN$8,835 million, 7% of which will be held back and retained by Live Nation to cover operating losses, if any, for a period of time following closing.

EXHIBIT 99.1
Soberón Kuri will serve as CEO and sit on the board of the newly-formed joint venture. Rapino will become Chairman of the venture’s board of directors.

Live Nation continues to build on the momentum for the return to live events with every piece of the business pacing ahead, as reported in the company’s most recent quarterly earnings results. As of mid-October, more than 22 million tickets had already been sold for Live Nation shows next year. The concerts pipeline for 2022 is up double digits from 2019, with touring plans extending into 2023 and 2024.

About Live Nation Entertainment
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Sponsorship. For additional information, visit www.livenationentertainment.com.

About Corporacion Interamericana de Entretenimiento
Corporacion Interamericana de Entretenimiento (BMV: CIE) is a prominent player in the out-of-home entertainment industry in Latin America. The Company is a promotor and producer of concerts, music festivals, theater, as well as sports, family, and cultural events. CIE operates Centro Citibanamex, a convention and conference venue in Mexico City, as well as the El Salitre Magico amusement park in Colombia. Likewise, the Company produces corporate events for the public sector. CIE promotes and markets the Formula 1 Mexican Grand Prix.

About Televisa
Televisa is a leading media company in the Spanish-speaking world, an important cable operator in Mexico and an operator of a leading direct-to-home satellite pay television system in Mexico. Televisa distributes the content it produces through several broadcast channels in Mexico and in over 70 countries through 27 pay-tv brands, television networks, cable operators and over-the-top or "OTT" services. In the United States, Televisa’s audiovisual content is distributed through Univision Communications Inc. ("Univision"), a leading media company serving the Hispanic market. Univision broadcasts Televisa’s audiovisual content through multiple platforms in exchange for a royalty payment. In addition, Televisa has equity representing approximately 36% on a fully-diluted basis of the equity capital in Univision Holdings II, Inc., the controlling company of Univision. Televisa’s cable business offers integrated services, including video, high-speed data and voice services to residential and commercial customers as well as managed services to domestic and international carriers. Televisa owns a majority interest in Sky, a leading direct-to-home satellite pay television system and broadband provider in Mexico, operating also in the Dominican Republic and Central America. Televisa also has interests in magazine publishing and distribution, professional sports and live entertainment, feature-film production and distribution, and gaming.

Contacts
Investors: Amy Yong, IR@livenation.com, (310) 867-7143, Media: Kaitlyn Henrich, Media@livenation.com